Exhibit 99.1

NEWS RELEASE

Date:	December 28, 2016
Contact:	Archie Brown, Jr., President and CEO
MainSource Financial Group, Inc.
812-663-6734

MainSource Bank Announces the Retirement of President & CEO, Daryl R. Tressler

Greensburg, Indiana (NASDAQ: MSFG); Archie Brown, Jr., President and Chief Executive Officer of MainSource Financial Group, Inc. has announced the retirement of Daryl R. Tressler, President and Chief Executive Officer of MainSource Bank, effective December 31, 2016.

Mr. Tressler, a Decatur County native, graduated from the University of Indianapolis and joined MainSource Bank in 1973.  In his 43-year MainSource banking career, Daryl has served in numerous banking and management roles, including accounting, mortgage lending, commercial banking and president of several MainSource affiliate entities. In recent years, Daryl served as the holding company’s Chief Banking Officer and was the President, Chief Executive Officer and a Director of MainSource Bank. Under Daryl’s leadership, MainSource Bank has grown into a strong community bank with $4 billion in assets and 90 branch offices in four states.

Archie Brown, President and CEO of MainSource Financial Group stated, “Daryl is an extremely talented banker who has been a strong and steady leader in our company and in our community. We have been fortunate to have Daryl work for us for his whole career. As a respected leader of the company, Daryl has made a lifelong impact on many employees as well as community and professional colleagues. We will miss Daryl’s leadership and contribution and we wish him great health and much happiness in his retirement.  Please join MainSource Bank in congratulating Daryl Tressler on his retirement.”

For more information on MainSource Bank, visit www.mainsourcebank.com.

MainSource Financial Group is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $4 billion. The Company operates 90 full-service offices throughout Indiana, Illinois, Kentucky and Ohio through its banking subsidiary, MainSource Bank, Greensburg, Indiana.

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2105 N SR 3 Bypass, PO Box 2000, Greensburg, IN 47240  |  Phone 812-663-6734  |  MainSourceBank.com